Exhibit 99.1

Contact: Susan Filyk Public Relations 210.308.1286 sfilyk@usfunds.com

June Falks

Public Relations

210.308.1202

jfalks@usfunds.com

For Immediate Release

U.S. Global Investors Announces Resignation of CFO and Promotion of Controller

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SAN ANTONIO–July 2, 2013–U.S. Global Investors, Inc. (NASDAQ: GROW), a boutique registered investment advisory firm specializing in natural resources and emerging markets, announced today the resignation of Catherine Rademacher as Chief Financial Officer and the promotion of Lisa Callicotte, Controller, to CFO. Catherine will be leaving the company effective July 12, 2013, in order to take a position as a controller with a local credit union.

Lisa Callicotte joined U.S. Global as Controller in 2009 after working at Ernst & Young LLP for 12 years, leaving as a senior manager. Lisa graduated from Texas A&M with a Bachelor of Business Administration and a Master of Science in Accounting. She has been a Certified Public Accountant since 1999.

CEO Frank Holmes said “Catherine has made many contributions to U.S. Global during her tenure. I would like to express our appreciation and wish her success in her new position. At the same time, I am pleased to announce that Lisa will be promoted to CFO. Lisa is a highly experienced executive with strong financial expertise and public company accounting. Given her extensive knowledge of U.S. GIobal and the financial industry, we expect a smooth transition.”

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About U.S. Global Investors, Inc.

U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company provides advisory, transfer agency and other services to U.S. Global Investors Funds and other clients.

With an average of $1.56 billion in assets under management in the quarter ended March 31, 2013, U.S. Global Investors manages domestic and offshore funds offering a variety of investment options, from emerging markets to money markets.